Zones Announces Financial Results for the Second Quarter of 2008

AUBURN, WA--(Marketwire - July 31, 2008) - Zones, Inc. (the "Company," "Zones"(TM)) (NASDAQ: ZONS):

--	Total net sales in Q2 2008 were $158.3 million compared with $192.2 million in Q2 2007
--	Net income was $0.25 per share in Q2 2008 compared with $0.30 per share in Q2 2007
--	Customer unassisted sales in Q2 2008 represented 35.9% of total net sales

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the quarter ended June 30, 2008. Total net sales decreased 17.6% to $158.3 million in the quarter ended June 30, 2008 compared with $192.2 million for the same quarter of 2007. The Company reported net income of $3.6 million, or $0.25 per diluted share, for the quarter ended June 30, 2008 compared with net income of $4.4 million, or $0.30 per diluted share, for the same quarter of 2007.

Firoz Lalji, Zones' CEO and Chairman, commented, "Although disappointed by our financial performance this quarter, we continue to be confident we are prepared to face the operating challenges in this period of economic uncertainty." Lalji continued, "In view of prevailing economic conditions, we are reducing our expectations for growth; however, we plan to continue to invest for the longer term through account executive hiring and investments in infrastructure."

Net sales for the six months ended June 30, 2008 decreased 4.5% to $325.1 million, compared with $340.4 million for the corresponding period of 2007. Net income for the six months ended June 30, 2008 decreased 7.5% to $6.2 million, or $0.43 per diluted share, compared with net income of $6.7 million, or $0.46 per diluted share, for the corresponding period of 2007.

Operating Highlights

Consolidated outbound sales to businesses and public sector customers decreased 17.4% to $157.5 million in the quarter ended June 30, 2008 compared with $190.7 million in the corresponding period of 2007. The company experienced sales declines in all segments of its business. Most notable was the 25.1% decline in sales to large enterprise customers. Customer unassisted sales (primarily Web-based) were $56.8 million, and represented 35.9% of total second quarter 2008 net sales.

Gross profit margin was 13.1% in the second quarter of 2008, compared with 11.7% in the second quarter of 2007. The year over year expansion in gross profit margin percentage was primarily due to improvements in selling margins, an increase in contributions from enterprise software agreements, and a decline in lower margin sales to national Fortune 1000 customers, offset by a reduction in vendor programs. Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 8.4% in the second quarter of 2008. This represents an increase over 6.7% of net sales in the same quarter in 2007. This percentage increases was primarily due to the decrease in sales volume coupled with increases in certain expense categories including salaries, wages and benefits.

Asset Management

The Company's balance sheet remained strong and the quarter ended with a cash balance of $17.1 million. Consolidated working capital was $61.1 million at June 30, 2008, compared with $55.0 million at December 31, 2007.

Inventories decreased to $20.3 million at June 30, 2008 from $21.3 million at December 31, 2007. Inventory turned at a rate of 25 times annually during the quarter. Trade accounts receivable decreased to $67.4 million at June 30, 2008, compared with $73.6 million at December 31, 2007. Days sales outstanding were 39 days compared with 41 days at December 31, 2007.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

Going Private Acquisition

On July 31, 2008, Zones issued a separate press release announcing its agreement to be acquired in a going private transaction.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, the effect of fluctuating or unfavorable economic conditions on IT purchasing trends and price competition, and the Company's ability to appropriately react to those changing conditions; future growth; account executive hiring and productivity; increased expenses of being a public company; pressure on margin; competition; state tax uncertainties; rapid technological change and inventory obsolescence; reliance on vendor relationships; dependence on personnel; potential disruption of business from information systems failure; reliance on outsourced distribution; variations in gross profit margin percentages due to vendor programs and credits, product and customer mix, pricing strategies, and economic conditions; and other risks and uncertainties detailed in the Company's filings with the SEC.

ZONES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$17,111	$12,004
Receivables, net of allowances of $1,329 and $1,213	67,359	73,581
Vendor receivables, net of allowances of $833and $780	11,071	15,139
Inventories	20,271	21,278
Prepaid expenses	942	861
Deferred income taxes	1,377	1,377

Total current assets	118,131	124,240

Property and equipment, net	3,286	3,383
Goodwill	5,098	5,098
Deferred income taxes	411	411
Other assets	191	190

Total assets	$127,117	$133,322

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,223	$37,040
Inventory financing	13,169	20,252
Accrued liabilities	10,648	11,989

Total current liabilities	57,040	69,281

Deferred rent obligation	1,614	1,733

Total liabilities	58,654	71,014

Commitments and contingencies

Shareholders' equity:
Common stock	35,629	35,676
Retained earnings	32,837	26,632
Foreign currency translation	(3)

Total shareholders' equity	68,463	62,308
Total liabilities & shareholders' equity	$127,117	$133,322

ZONES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007

Net sales	$158,333	$192,232	$325,089	$340,414
Cost of sales	137,531	169,813	284,723	299,795

Gross profit	20,802	22,419	40,366	40,619
Selling, general and administrative expenses	13,333	12,797	27,151	25,394
Advertising expense	1,822	2,243	3,565	4,126

Income from operations	5,647	7,379	9,650	11,099

Other (income) expense	(139)	239	(243)	215

Income before income taxes	5,786	7,140	9,893	10,884
Provision for income taxes	2,160	2,731	3,689	4,164

Net income	$3,626	$4,409	$6,204	$6,720

Basic earnings per share	$0.27	$0.34	$0.47	$0.51
Shares used in computation of basic earnings per share	13,186	13,127	13,171	13,132

Diluted earnings per share	$0.25	$0.30	$0.43	$0.46
Shares used in computation of diluted earnings per share	14,556	14,720	14,581	14,720

Operating Highlights
Supplemental Data

	Three months ended		Six months ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Operating Data
Unassisted net sales (in 000's)	$56,795	$47,704	$111,174	$82,022
Sales force, end of period			350	324

Average Productivity
(annualized)
Per Account Executive (in 000's)	$1,810	$2,373	$1,858	$2,101
Per Employee (in 000's)	$833	$1,149	$855	$1,018

Product Mix (% of sales)
Notebook & PDA's	20.5%	15.7%	24.2%	14.7%
Desktops & Servers	18.3%	25.1%	16.9%	23.7%
Software	19.2%	15.8%	17.3%	16.1%
Storage	6.5%	6.9%	6.9%	7.3%
NetComm	5.0%	4.4%	4.9%	5.0%
Printers	7.7%	7.7%	7.2%	8.2%
Monitors & Video	7.8%	9.0%	7.8%	9.4%
Memory & Processors	2.8%	4.6%	2.9%	4.9%
Accessories & Other	12.2%	10.8%	11.9%	10.7%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000